Exhibit 10(ff)

NORTHROP GRUMMAN

ELECTRONIC SYSTEMS EXECUTIVE PENSION PLAN

(Amended and Restated Effective as of October 1, 2004)

- ii -

Section 12.02. Vesting and Funding Rules	21
Section 12.03. Special Retirement Provisions	21
Section 12.04. Calculation of Present Value	21
Section 12.05. Calculation of Offset	22
Section 12.06. Limitation on Amendment, Suspension and Termination	22

APPENDIX A—Executive Buyback	23
Section A.01. Introduction	23
Section A.02. Buy Back Offer	23
Section A.03. One-Time Opportunity	23
Section A.04. Payment	23
Section A.05. Refund of Buy Back Payment	23
Section A.06. Effective Date	24

APPENDIX B—Rehired Executives	25
Section B.01. Retired Executives Rehired as Executives	25
Section B.02. Former Executives with Vested Pensions Rehired as Executives	26
Section B.03. Retired Executives Rehired in Non-Executive Positions	26
Section B.04. Events That Span Westinghouse Acquisition	27
Section B.05. Breaks Spanning March 1, 1996	27

APPENDIX C—Coordination With Westinghouse Plan	28
Section C.01. In General	28
Section C.02. Pre-Acquisition Benefits	28
Section C.03. Coordination of Pre and Post-Acquisition Benefits	28
Section C.04. No Duplication of Benefits	28

- iii -

NORTHRUP GRUMMAN

ELECTRONIC SYSTEMS EXECUTIVE PENSION PLAN

(Amended and Restated Effective as of October 1, 2004)

The Northrop Grumman Electronic Systems Executive Pension Plan (the “Plan”) is hereby amended and restated effective as of October 1, 2004. This restatement is intended solely to incorporate into the Plan document previously adopted amendments to the Plan and is not intended to make substantive changes to the Plan.

The Plan became effective on March 1, 1996. The Plan was amended in December 1996 to expand the definition of Average Annual Compensation to include periods of service outside of the Electronic Sensors & Systems Division for participants who transfer out of the Division. In 1998, the Plan was amended to make changes necessary to reflect to the conversion to pay based on salary bands at the Electronic Sensors & Systems Division and to permit certain service at Affiliated Companies to count for purposes of eligibility under this Plan. A subsequent 1998 amendment modified, effective March 1, 1996, the funding requirements and amendment procedures applicable to the Plan in the event of a change in control. Rules regarding the effect of certain transfers of employment were adopted November 18, 1998, to be effective March 1, 1996.

In December 1999, the Plan was amended to reflect the August 24, 1998 change in the name of the ESS business from Division to Sector, to clarify that, effective August 1, 1996, lump-sum payments may be made to executives who elect lump sum payments of all nonqualified benefits under the CIC plans, and to clarify the mechanisms for certain buy-backs and contributions by executives of designated entities. In March 2001, the Plan was amended to account for the acquisition of Litton Industries, Inc. and the associated corporate reorganization.

The Plan was further amended to include the Northrop Grumman Incentive Compensation Plan and the Incentive Management Achievement Plan for purposes of determining the portion of a participant’s benefit attributable to amounts received under Annual Incentive Programs sponsored by Northrop Grumman Corporation, effective January 1, 2001. Effective July 1, 2003, the Plan was amended to expand the definition of Qualified Plan Benefit to include benefit amounts earned under a restoration plan for the Qualified Plan. Finally, the Plan was amended effective July 1, 2003 to freeze participation in the Plan, limiting participation to employees who are currently participating and permit those participants whose employment is transferred to eligible positions within the Northrop Grumman Corporation controlled group to continue participating in the Plan.

ARTICLE 1

Introduction

Section 1.01. Introduction. The Northrop Grumman Electronic Systems Executive Pension Plan is a supplemental pension plan that provides nonqualified deferred compensation for a select group of management or highly compensated employees.

Section 1.02. Effective Date. The Plan is effective October 1, 2004.

Section 1.03. Sponsor. The Plan sponsor is Northrop Grumman Corporation.

Section 1.04. Predecessor Plan. The Plan was established as a successor to the Westinghouse Executive Pension Plan, maintained by Westinghouse Electric Corporation (“Westinghouse”) for the benefit of certain executive employees of the Westinghouse Electronic Systems Group as of February 29, 1996 who became employees of the Northrop Grumman Electronic Sensors & Systems Division as of March 1, 1996 as a result of the Westinghouse Acquisition, and certain other executive employees who may become employed by the Northrop Grumman Electronic Sensors & Systems Division on or after March 1, 1996. The Northrop Grumman Electronic Sensors & Systems Division became the Northrop Grumman Electronic Sensors & Systems Sector effective August 24, 1998.

Section 1.05. 2001 Reorganization. Effective as of the 2001 Reorganization Date in (d), the corporate structure of Northrop Grumman Corporation and its affiliates was modified. Effective as of the Litton Acquisition Date in (e), Litton Industries, Inc. was acquired and became a subsidiary of the Northrop Grumman Corporation (the “Litton Acquisition”).

(a) The former Northrop Grumman Corporation was renamed Northrop Grumman Systems Corporation. It became a wholly-owned subsidiary of the new parent of the reorganized controlled group.

(b) The new parent corporation resulting from the restructuring is called Northrop Grumman Corporation. All references in this Plan to the former Northrop Grumman Corporation and its Board of Directors now refer to the new parent corporation bearing the same name and its Board of Directors.

(c) As of the 2001 Reorganization Date, the new Northrop Grumman Corporation became the sponsor of this Plan, and its Board of Directors assumed authority over this Plan.

(d) 2001 Reorganization Date. The date as of which the corporate restructuring described in (a) and (b) occurred.

(e) Litton Acquisition Date. The date as of which the conditions for the completion of the Litton Acquisition were satisfied in accordance with the Amended and Restated Agreement and Plan of Merger Among Northrop Grumman Corporation, Litton Industries, Inc., NNG, Inc., and LII Acquisition Corp.

ARTICLE 2

Definitions

Capitalized terms which are defined in the ES Pension Plan will have the same meanings in this Plan unless otherwise expressly stated. In addition, the following terms when used and capitalized will have the following meanings:

Section 2.01. Affiliated Companies. The Company and any other entity related to the Company under the rules of section 414 of the Code. The Affiliated Companies include Northrop Grumman Corporation and its 80%-owned subsidiaries and may include other entities as well.

Section 2.02. Annual Incentive Programs. See Article 6.

Section 2.03. Average Annual Compensation. See Article 6.

Section 2.04. Board. Board means the Board of Directors of Northrop Grumman Corporation, or its delegate.

Section 2.05. Code. The Internal Revenue Code of 1986, as amended, and as it may be amended.

Section 2.06. Committee. A committee of not less than three members appointed by the Board with responsibility for the general administration of the Plan. The Committee is the “plan administrator” under ERISA.

Section 2.07. Company. Northrop Grumman Corporation.

Section 2.08. Defined Contribution Plan. A defined contribution plan within the meaning of ERISA § 3(34), but not including:

(a) the Northrop Grumman Electronic Systems Savings Program or any similar program of a Participating Company or a Designated Entity or

(b) any amount received pursuant to a cash or deferred arrangement (as that term is defined in the Code) maintained by a Participating Company or a Designated Entity.

Section 2.09. Designated Entity. Designated Entity means an Affiliated Company or other entity that has been and is still designated by the Committee as participating in the Plan.

Section 2.10. ERISA. The Employee Retirement Income Security Act of 1974, as amended, and as it may be amended.

Section 2.11. ES Pension Plan. The Northrop Grumman Electronic Systems Pension Plan, formerly known as the ESSD Pension Plan.

Section 2.12. Executive. Executive means an individual who satisfies (a) and (b) and is not excluded by (c) or (d):

(a) An Employee who is employed by ES (or by a Participating Company, Designated Entity, or other Affiliated Company) in a position that is determined by the Company’s Chief Executive Officer or Vice President and Chief Human Resources and Administrative Officer to be eligible as an Executive position under this Plan based on the duties and responsibilities of the position.

(b) The Employee has been notified by the Committee in writing that he or she is eligible for benefits under the Plan.

(c) No Employee may receive benefits under this Plan if he or she is currently accruing supplemental benefits under any other nonqualified deferred compensation plan, contract, or arrangement maintained by the Affiliated Companies or to which the Affiliated Companies contribute with the exception of the Officers Supplemental Executive Retirement Program under the Northrop Grumman Supplemental Plan 2.

(d) Notwithstanding any provision of the Plan to the contrary, effective as of July 1, 2003, no Employee will first become eligible to participate in the Plan or otherwise receive credit for service or compensation for purposes of calculating a benefit under the Plan unless the Employee was classified as an Executive eligible to participate in the Plan before that date. Executives that terminate employment and are later rehired into positions that are determined to be eligible as Executive positions under the Plan will be eligible to resume participation in the Plan and will be subject to Appendix B.

Section 2.13. Executive Benefit Service. See Article 6.

Section 2.14. Executive Pension Base. See Article 6.

Section 2.15. Executive Pension Supplement. The pension calculated pursuant to Articles 4 and 5 of this Plan. There will be no Executive Pension Supplement payable if the Executive’s Qualified Plan Benefit equals or exceeds his or her Executive Pension Base.

Section 2.16. Maximum Contribution. An Employee will be deemed to have made the Maximum Contribution if he or she has made the contributions under (a) and (b), as interpreted under (c):

(a) During such time as the Employee was eligible to participate in the ES Pension Plan and the Westinghouse Pension Plan, he or she contributed the maximum amount the Employee was permitted to contribute under those plans, and

(b) During such time as the Employee was employed by a Designated Entity (which includes for this purpose a “Designated Entity” under the Westinghouse Plan during periods before the Westinghouse Acquisition),

(1) The Employee contributed the maximum amount he or she was permitted to contribute, if any, to that Designated Entity’s defined benefit pension or Defined Contribution Plan, if any, and

(2) The Employee paid to the Company (or to Westinghouse, before the Westinghouse Acquisition) an amount of each of his or her annual incentive compensation awards based on the maximum ES Pension Plan contribution formula (or Westinghouse Pension Plan contribution formula, as appropriate) applied to 50% of his or her awards. This payment is pre-tax and is made by a deferral election entered into prior to the year in which the annual incentive compensation award is determined and paid.

(c) This Plan is intended as essentially a continuation of the Westinghouse Plan (see Appendix C). Accordingly, this Section is to be interpreted as requiring an Executive to have made the Maximum Contribution not only under this Plan but also under the Westinghouse Plan.

Section 2.17. Participating Company. Any of the “Participating Companies” under the ES Pension Plan.

Section 2.18. Plan. The Northrop Grumman Electronic Systems Executive Pension Plan.

Section 2.19. Qualified Plan Benefit.

(a) The Qualified Plan Benefit is equal to the sum of:

(1)	the annual amount of pension the Executive has accrued under the ES Pension Plan and any applicable defined benefit pension plan of a Designated Entity based on Benefit Service accumulated up to the earlier of the Executive’s actual retirement date or death;

(2)	the amount the Executive is entitled to receive on a life annuity basis for retirement under any applicable Defined Contribution Plan of a Designated Entity;

(3)	in any case where service included in the Executive’s Vesting Service also entitles that Executive to benefits under one or more retirement plans (whether a defined benefit or Defined Contribution Plan or both) of another company, the amount the Executive is entitled to receive on a life annuity basis for retirement from those plans; and

(4)	the amount of any “Qualified Plan Benefits” taken into account under the Westinghouse Plan (or which would have been taken into account, but for the Westinghouse Acquisition) with respect to plans that were not acquired by the Affiliated Companies as part of the Westinghouse Acquisition;

provided, the method of benefit measurement, in the case of (2), (3) and (4) above, will be on the basis of procedures determined by the Committee on a plan-by-plan basis.

(b) The Qualified Plan Benefit does not include any early pension retirement supplement.

(c) The term Qualified Plan Benefit will also include amounts accrued under an excess benefit plan or other similar arrangement in which the Executive is a participant.

Section 2.20. Retirement Eligible. An Executive is Retirement Eligible if he or she is accruing Vesting Service and:

(a) has attained age 65 and completed five or more years of Vesting Service;

(b) has attained age 60 and completed 10 or more years of Vesting Service;

(c) has attained age 58 and completed 30 or more years of Vesting Service; or

(d) has satisfied the requirements for an immediate pension under the Special Retirement Benefit provisions of the ES Pension Plan.

Section 2.21. Westinghouse. Westinghouse Electric Corporation.

Section 2.22. Westinghouse Acquisition. The acquisition by Northrop Grumman Corporation of the Electronic Systems Group of Westinghouse effective March 1, 1996.

Section 2.23. Westinghouse Plan. The Westinghouse Executive Pension Plan, as it existed from time to time.

ARTICLE 3

Qualification for Benefits; Mandatory Retirement

Section 3.01. Qualification for Benefits. Subject to Article 8 and other applicable provisions of the Plan, if any, each Executive will be entitled to the benefits of this Plan on separation from service from a Participating Company, a Designated Entity, or any other Affiliated Company, provided that such Executive meets the following four conditions:

(a) He or she has been employed in a position that meets the definition of Executive for five or more continuous years immediately preceding the earlier of the Executive’s actual retirement date or the Executive’s Normal Retirement Date. For purposes of this five-year requirement (but not for purposes of determining Executive Benefit Service under Section 6.05), the General Manager of ES and the Vice President of Human Resources for ES may determine that one or more years of an Employee’s service with an Affiliated Company prior to the Employee’s transfer to ES shall be counted as having been in an Executive position.

(b) He or she has made the Maximum Contribution during each year of Vesting Service from the date he or she first became an Executive until the earliest of his or her date of death, actual retirement date or Normal Retirement Date;

(c) He or she is a participant in the ES Pension Plan or in the defined benefit plan or Defined Contribution Plan of a Designated Entity, if any;

(d) He or she is Retirement Eligible on the date of voluntary or involuntary separation from service from a Participating Company or a Designated Entity or, in the case of a Surviving Spouse benefit, satisfies the requirements for benefits under Article 5 of the Plan.

Section 3.02. Mandatory Retirement. Pursuant to this Plan, the Company will be entitled, at its option, to retire any Executive who has attained age 65 and who, for the two-year period immediately before his or her retirement, has participated in this Plan, if such Executive is entitled to an immediate nonforfeitable annual retirement benefit from a pension, profit-sharing, savings or deferred compensation plan, or any combination of such plans, of a Participating Company or any Affiliated Company, which equals, in the aggregate, at least $44,000. The calculation of the $44,000 (or greater) amount will be performed in a manner consistent with 29 U.S.C. § 631(c)(2).

Section 3.03. Certain Transfers. Except as otherwise provided in (e) below, if an Executive transfers to a position with an Affiliated Company that is not covered by a Participating Company or Designated Entity:

(a) He or she will immediately cease to accrue Executive Benefit Service.

(b) He or she will continue to earn Vesting Service (for purposes of the Plan other than Executive Benefit Service) for periods of employment with the Affiliated Company.

(c) His or her Average Annual Compensation will include earnings as an employee from the Affiliated Company for periods after the transfer until his or her termination of employment with all Affiliated Companies.

(d) He or she may receive benefits under the Plan if he or she subsequently retires from the Company and satisfies the Plan’s eligibility requirements.

(e) Effective as of July 1, 2003, if an Executive transfers to a position with an Affiliated Company that has been determined by the Company’s Chief Executive Officer or Vice President and Chief Human Resources and Administrative Officer to be an eligible position under the Plan, (a)-(d) above will not apply and the Executive will continue to be classified as an active participant for all purposes under the Plan until the Executive’s separation from service from all Affiliated Companies.

ARTICLE 4

Calculation of Executive Pension Supplement

Section 4.01. In General. The Executive Pension Supplement for an Executive who meets the qualifications of Article 3 of the Plan retiring on an Early, Normal or Special Retirement Date will be calculated as described in Section 4.02(a) or (b).

Section 4.02. Amount.

(a) If the Executive

(1) has attained age 60 and completed 10 or more years of Vesting Service,

(2) has attained age 65, or

(3) has satisfied the eligibility requirements for an immediate pension under the “Special Retirement Benefit” provisions of the ES Pension Plan, the Executive Pension Supplement is determined by subtracting the Executive’s Qualified Plan Benefit that would be payable if he or she elected a Life Annuity Option (after any reduction for early retirement, if applicable) from his or her Executive Pension Base.

(b) If the Executive has not met the requirements of paragraph (a) above but has attained age 58 and completed 30 or more years of Vesting Service, the Executive Pension Supplement is determined by subtracting the Executive’s Qualified Plan Benefit that would be payable if he or she elected a Life Annuity Option (before any reduction for retirement prior to age 60) from his or her Executive Pension Base.

ARTICLE 5

Death in Active Service

Section 5.01. Eligibility For an Immediate Benefit. If an Executive dies in active service and, on his or her date of death, satisfies the requirements of the “Special Surviving Spouse Benefit” under the ES Pension Plan and satisfied the requirements of Section 3.01(b) and (c) of this Plan at the time of death, a Surviving Spouse benefit will also be payable under this Plan if his or her Executive Pension Base exceeds his or her Qualified Plan Benefit. The requirement of Section 3.01(a) is waived.

Section 5.02. Calculation of Immediate Benefit. The amount of the immediate Surviving Spouse benefit under Section 5.01 will be the Executive Pension Supplement reduced in the same manner as though the benefit were a “Special Surviving Spouse Benefit” under the ES Pension Plan. For purposes of this Section, the Executive Pension Supplement will be calculated as follows:

(a) If the Executive had attained age 60 or if the Executive had completed 30 years of Vesting Service, the Executive Pension Supplement would be calculated as described in Section 4.02(a);

(b) Otherwise, the Executive Pension Supplement would be 80% of the difference between the Executive Pension Base and the unreduced Qualified Plan Benefit.

Section 5.03. Eligibility For a Deferred Benefit. If an Executive dies in active service who does not satisfy the requirements of Section 5.01 but who satisfies the requirements of the “Surviving Spouse Benefit” under the ES Pension Plan and satisfied the requirements of Section 3.01(b) and (c) of this Plan at the time of death, a Surviving Spouse benefit will also be payable under this Plan if his or her Executive Pension Base exceeds his or her Qualified Plan Benefit. The requirement of Section 3.01(a) is waived.

Section 5.04. Calculation of Deferred Benefit. The amount of the deferred Surviving Spouse benefit under Section 5.03 will be the Executive Pension Supplement reduced in the same manner as though the benefit were payable under the ES Pension Plan. For purposes of this paragraph, the Executive Pension Supplement will be calculated by subtracting the Executive’s Qualified Plan Benefit (before any reductions) from his or her Executive Pension Base.

ARTICLE 6

Executive Pension Base

Section 6.01. In General. This Article sets forth the rules for determining a Participant’s Executive Pension Base.

Section 6.02. Executive Pension Base. The Executive Pension Base = (a) x (b) x (c) as follows:

(a) 1.47%;

(b) Average Annual Compensation;

(c) the number of years of Executive Benefit Service accrued to the earliest of:

(1) the Executive’s actual retirement date,

(2) the date of the Executive’s death, or

(3) the Executive’s Normal Retirement Date.

Section 6.03. Average Annual Compensation. Average Annual Compensation = (a) + (b) as follows:

(a) 12 times the average of the five highest of the Executive’s December l monthly base salaries during the 10-year period immediately preceding the earliest of:

(1) the Executive’s date of death,

(2) the Executive’s actual retirement date, or

(3) the Executive’s Normal Retirement Date;

(b) the average of the Executive’s five highest annual incentive compensation awards paid under the Annual Incentive Programs or equivalent annual program or programs during the 10-year period ending with the earliest of:

(1) the year of the Executive’s death,

(2) the year of the Executive’s actual retirement date, or

(3) the year of the Executive’s Normal Retirement Date.

(c) No earnings before March 1, 1996 are taken into account under this Article.

(d) Average Annual Compensation normally includes only pay earned while an Executive. But see Section 3.03.

Section 6.04. Annual Incentive Programs. The Annual Incentive Programs are the Timely Awards Program, Management Achievement Plan, the Incentive Compensation Plan, the Incentive Management Achievement Plan and the Performance Achievement Plan of the Company.

Section 6.05. Executive Benefit Service. An Executive’s Executive Benefit Service is determined under (a) or (b) as appropriate:

(a) Executive Benefit Service is an Executive’s total years of Vesting Service under the ES Pension Plan if:

(l) the Executive was making the Maximum Contribution during each of those years; or

(2) the use of the Executive Buy Back process has been authorized by the Committee and the Executive:

(A) was making the Maximum Contribution during each of those years after the date he or she first became an Executive and

(B) has complied with the provisions of the Executive Buy Back process (as set forth in Appendix A) as to those years prior to his or her first becoming an Executive.

(b) Otherwise, Executive Benefit Service is the Executive’s period of Vesting Service during which he or she made the Maximum Contribution.

(c) No service before March 1, 1996 is taken into account under this Article.

ARTICLE 7

Payment of Benefits

Section 7.01. Limitation on Benefits. No benefits will be payable under this Plan to any Executive whose employment terminates for any reason other than death prior to becoming Retirement Eligible.

Section 7.02. Normal Form and Commencement of Benefits. The Executive Pension Supplement will be paid for life in monthly installments, each equal to l/12th of the annual amount determined in Article 4 or 5, whichever is applicable.

(a) The Committee will determine the form and commencement of benefit payments in its sole discretion.

(b) The Committee will choose among the various forms of payment, other than the lump sum, then available under the ES Pension Plan, subject to the same reductions or other provisions that apply to the elected form of payment under the ES Pension Plan.

(c) No payments may commence under this Plan until payments to the Executive or Surviving Spouse have commenced under the ES Pension Plan or other tax-qualified defined benefit plan or Defined Contribution Plan maintained by a Participating Company or Designated Entity.

Section 7.03. Guaranteed Benefit. Regardless of the form of payment elected by the Committee, after the Executive retires and begins receiving an Executive Pension Supplement, a minimum of 60 times the monthly payment he or she would have received on a life annuity basis is guaranteed.

Section 7.04. Guaranteed Surviving Spouse Benefit. Once a Surviving Spouse Benefit determined under Sections 5.01 and 5.02 has commenced, a minimum of 60 times the monthly benefit payable to the Surviving Spouse is guaranteed.

Section 7.05. Lump Sum Payments. An Executive who elects lump sum payments of all his or her nonqualified benefits under the Northrop Grumman Corporation Change-In-Control Severance Plan (effective August 1, 1996, as amended) or the Northrop Grumman Corporation March 2000 Change-In-Control Severance Plan (collectively, the “CIC Plans”) is entitled to have his or her Executive Pension Supplement paid as a lump sum calculated under the terms of the applicable CIC Plan. Otherwise, Executive Pension Supplement payments are governed by the general provisions of this Article, which do not provide for lump sum payments.

Northrop Grumman Corporation may, in its sole discretion, amend or eliminate any provision of the Plan with respect to lump sum distributions at any time. This applies whether or not a Participant has already made a lump sum election.

Section 7.06. Rehires. In the event that an Executive retires or otherwise ceases to be an Employee of a Participating Company or a Designated Entity and is later rehired by one of those entities, the provisions of Appendix B will apply.

ARTICLE 8

Conditions to Receipt of Executive Pension Supplement

Section 8.01. Non-Competition Condition. Payments of benefits under this Plan to Executives are subject to the condition that the recipient will not compete with the Company.

(a) Competition for this purpose means engaging directly or indirectly in any business which is at the time competitive with any business, part of a business, or activity then conducted by the Company, any of its subsidiaries or any other corporation, partnership, joint venture or other entity of which the Company directly or indirectly holds a 10% or greater interest (together, the “Affiliated Group”) in the area in which such business, part of a business, or activity is then being conducted by the Affiliated Group.

(b) The condition of this Section may be waived with respect to a recipient but only in writing and only by the Compensation Committee of the Board.

Section 8.02. Breach of Condition. Breach of the condition contained in Section 8.01 will be deemed to occur immediately upon an Executive’s engaging in competitive activity.

(a) Payments suspended for breach of the condition will not be resumed whether or not the Executive terminates the competitive activity.

(b) A recipient will be deemed to be engaged in such a business indirectly if he or she is an employee, officer, director, trustee, agent or partner of, or a consultant or advisor to or for, a person, firm, corporation, association, trust or other entity which is engaged in such a business or if he or she owns, directly or indirectly, in excess of 5% of any such firm, corporation, association, trust or other entity.

Section 8.03. Waiver After 65. The ongoing condition of this Article will not apply to an Executive age 65 or older.

ARTICLE 9

Administration

Section 9.01. Committee. This Plan will be administered by the Committee. The Committee will have the right to make reasonable rules from time to time regarding the Plan. All such rules will be consistent with the policy provided by this Plan document. The Committee will have full discretion to interpret the Plan, and to resolve ambiguities and inconsistencies. The Committee’s interpretations will in all cases be final and not be subject to appeal.

Section 9.02. Claims Procedures. In accordance with the provisions of ERISA § 503, the Committee will provide a procedure for handling claims of participants or their beneficiaries under this Plan.

Section 9.03. Trust. The Board may authorize the establishment of one or more trusts and the appointment of a trustee or trustees (“Trustee”) to hold any and all assets of the Plan in trust. The Board may delegate this power to the Committee.

ARTICLE 10

Modification or Termination

Section 10.01. Amendment, Suspension and Termination. The Company reserves the right, at any time and from time to time, without notice, to suspend or terminate the Plan or to amend, in whole or in part, any and all provisions of the Plan, acting as follows:

(a) The Board may suspend the Plan, terminate the Plan, or adopt Plan amendments that amend any and all provisions of the Plan in whole or in part;

(b) The Compensation Committee of the Board may adopt Plan amendments that amend any and all provisions of the Plan in whole or in part;

(c) The Committee may adopt Plan amendments that amend any and all provisions of the Plan in whole or in part, provided that no amendments may be adopted by the Committee that would materially change any Plan benefits or materially increase the costs of the Plan.

Section 10.02. Effective Date of Changes, Terminations and Suspensions. Any such change, termination or suspension will be effective at such time as is specified by the Board, the Compensation Committee, or the Committee, as applicable, or, if no such time is so specified, upon adoption.

Section 10.03. Limitations on Changes and Terminations. Notwithstanding the above, no such change or termination may adversely affect:

(a) The benefits of any Executive who retires prior to such change or termination; or

(b) The right of any then current Executive to receive upon retirement (or to have a Surviving Spouse or beneficiary receive upon the Executive’s death), an Executive Pension Supplement, calculated as of the effective date of such change or termination, under the Plan, provided that the Executive meets the following two conditions:

(1) At the time of such change or termination the Executive has vested pension benefits under the ES Pension Plan and/or any applicable pension plan of a Designated Entity; and

(2) At the date of such change or termination and at the date of actual retirement or death, the Executive has occupied, for the then required period next preceding such dates, a position that meets the definition of Executive in the Plan in effect at the date of such change or termination.

ARTICLE 11

Miscellaneous

Section 11.01. Benefits Not Assignable. No Executive, former Executive or Surviving Spouse shall have the right to anticipate, alienate, sell, transfer, assign, pledge, encumber, or otherwise subject to lien any of the benefits provided under this Plan. Such rights may not be subject to the debts, contracts, liabilities, engagements or torts of the Executive, former Executive or Surviving Spouse of an Executive.

Section 11.02. Facility of Payment. If the Committee deems any person entitled to receive any payment under the Plan incapable of receiving it by reason of age, illness, infirmity, mental incompetency or incapacity of any kind, the Committee may, in its discretion, direct that payment be made in any one or more of the following manners:

(a) Applying the amount directly for the comfort, support and maintenance of the payee;

(b) Reimbursing any person for any such support supplied by any other person to the payee;

(c) Paying the amount to a legal representative or guardian or any other person selected by the Committee on behalf of the payee; or

(d) Depositing the amount in a bank account to the credit of the payee.

Section 11.03. Committee Rules. Payment of benefits will be made in accordance with the rules and procedures of the Committee.

Section 11.04. Limitation on Rights. The Company, in adopting this Plan, will not be held to create or vest in any Executive or any other person any interest, pension or benefits other than the benefits specifically provided herein, or to confer upon any Executive the right to remain in the service of the Company.

Section 11.05. Benefits Unsecured. Any assets purchased by the Company to provide benefits under this Plan will at all times remain subject to the claims of general creditors of the Company and any Executive, former Executive or Surviving Spouse of an Executive participating in the Plan has only an unsecured promise to pay benefits from the Company.

Section 11.06. Governing Law. To the extent not preempted by federal law, the law of the State of Maryland will govern the construction and administration of the Plan.

Section 11.07. Severability. If any provision of this Plan or its application to any circumstance or person is held to be invalid by a court of competent jurisdiction, the remainder of the Plan and the application of such provision to other circumstances or persons will not be affected thereby.

Section 11.08. Expanded Benefits. The Board or the Compensation Committee of the Board may, from time to time and without notice, by resolution of the Board or of the Compensation Committee of the Board, authorize the payment of benefits or expand the benefits otherwise payable or to be payable to any one or more individuals.

Section 11.09. Plan Costs. Benefits payable under the Plan and any expenses in connection therewith will be paid by the Company to the extent they are not available to be paid from any trust fund established by the Company to help defray the costs of providing Plan benefits.

Section 11.10. Termination of Participation. Participation in the Plan will terminate:

(a) in the case of a nonvested Executive, upon separation from service with a Participating Company or Designated Entity;

(b) in the case of a vested Executive, when payment of all amounts due with respect to the Executive are paid, or purported to be paid, by the Plan.

ARTICLE 12

Change in Control

Section 12.01. Definition. The term “Change in Control” means the occurrence of one or more of the following events:

(a) There will be consummated:

(1) Any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of the Company’s common stock would be converted into cash, securities or other property, other than a merger of the Company in which the holders of the Company’s common stock immediately prior to the merger have the same proportionate ownership of common stock of the surviving corporation immediately after the merger; or

(2) Any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company; or

(b) The stockholders of the Company approve any plan or proposal for the liquidation or dissolution of the Company; or

(c) (1) Any person (as such term is defined in section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), corporation or other entity will purchase any common stock of the Company (or securities convertible into Company common stock) for cash, securities or any other consideration pursuant to a tender offer or exchange offer, unless, prior to the making of such purchase of Company common stock (or securities convertible into Company common stock), the Board will determine that the making of such purchase will not constitute a Change in Control; or

(2) Any person (as such term is defined in section 13(d) of the Exchange Act), corporation or other entity (other than the Company or any benefit plan sponsored by the Affiliated Companies) will become the “beneficial owner” (as such term is defined in Rule 13d-3 under the Exchange Act:), directly or indirectly, of securities of the Company representing twenty percent or more of the combined voting power of the Company’s then outstanding securities ordinarily (and apart from any rights accruing under special circumstances) having the right to vote in the election of directors (calculated as provided in Rule 13d-3(d) in the case of rights to acquire any such securities), unless, prior to such person so becoming such beneficial owner, the Board will determine that such person so becoming such beneficial owner will not constitute a Change in Control; or

(d) At any time during any period of two consecutive years, individuals who at the beginning of such period constituted the entire Board will cease for any reason to constitute at least a majority thereof, unless the election or the nomination for election of each new director during such two-year period was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of such two-year period.

Section 12.02. Vesting and Funding Rules. Notwithstanding any other provision of the Plan, upon a Change in Control, as defined above, all Executives will be deemed fully vested under this Plan, but only such vesting as to the otherwise applicable five-year service requirement. In addition, upon a Change in Control, but only under circumstances where the successor, surviving or parent company of Northrop Grumman Corporation or the successor plan sponsor or any successor thereto, if any, does not agree to assume the obligation to provide benefits under this Plan as they become due and payable, then an amount sufficient to fund all unpaid benefits and any Surviving Spouse benefits payable under this Plan will be paid immediately by the Company to a Trustee pursuant to a Trust Agreement for the payment of such benefits at the earliest date available in accordance with the provisions of the Plan and on such terms as the committee composed of the Company’s Chief Executive Officer, Chief Financial Officer and General Counsel, will deem appropriate (including a direction to the Trustee to pay immediately all benefits on a present value basis and/or such other terms as they may deem appropriate). Notwithstanding this funding, the Company will be obligated to pay benefits to Executives and to Surviving Spouses of Executives to the extent such funding proves to be insufficient. To the extent such funding proves to be more than sufficient, any excess will revert to the Company.

Section 12.03. Special Retirement Provisions. Upon a Change in Control, for any Executive in the Plan who is involuntarily separated and who is not then eligible for a Normal or Special Retirement Pension under the ES Pension Plan, such separation will be deemed to be a separation due to a “Permanent Job Separation”, and the Special Retirement Pension provisions under the ES Pension Plan will be used for purposes of determining eligibility and payment of benefits to such Executive under the Plan.

Section 12.04. Calculation of Present Value. The present value of benefits payable by the Trustee will be calculated for specific groups of Executives at the time of the Change in Control as follows:

(a) The present value of the benefits payable from this Plan to Executives who have retired at the time of the Change in Control (as well as benefits payable from this Plan to any Surviving Spouse of an Executive) will be calculated by using the PBGC immediate discount rate established and in effect for the beginning of the calendar year in which the Change in Control occurs.

(b) The present value of the benefits payable from this Plan to Executives who are eligible to retire under the terms of this Plan at the time of the Change in Control will be calculated by using the PBGC immediate discount rates established and in effect at the beginning of the calendar year in which the Change in Control occurs, assuming a pension which is immediately payable at the time of the Change in Control.

(c) The present value of the benefits payable from this Plan to Executives who have completed at least 30 years of service with a Participating Company or a Designated Entity but have not yet attained age 58 at the time of the Change in Control will be calculated by using the PBGC deferred discount rates established and in effect for the beginning of the calendar year in which the Change in Control occurs, assuming a pension which is payable at age 58.

(d) The present value of benefits payable from this Plan to Executives who have completed at least 10 years of service with a Participating Company or a Designated Entity but less than 30 years of service at the time of the Change in Control, but have not yet attained age 60 at the time of the Change in Control, will be calculated by using the PBGC deferred discount rates established and in effect for the beginning of the calendar year in which the Change in Control occurs, assuming a pension which is payable at age 60.

(e) The present value of benefits payable from this Plan to Executives who have completed less than 10 years of service with a Participating Company or a Designated Entity at the time of the Change in Control will be calculated by using the PBGC deferred discount rates established and in effect for the beginning of the calendar year in which the Change in Control occurs, assuming a pension which is payable at age 65.

Section 12.05. Calculation of Offset. In calculating the benefit payable to each Executive, any offset for the ES Pension Plan or other plan in which the Executive participates, will be based upon the last official pension file data available, adjusted to the date of any Change in Control by assuming that the most recent salary reflected in the pension file remains constant.

Section 12.06. Limitation on Amendment, Suspension and Termination. Notwithstanding any provision of this Plan, this Plan may not be:

(a) Amended such that future benefits would be reduced;

(b) Suspended; or

(c) Terminated;

as to the further accrual of benefits, for a period of 24 months following a Change in Control; and as to the payment of benefits, at any time prior to the last payment, determined in accordance with the provisions of this Plan, to each Executive, former Executive receiving benefits under the Plan, or eligible spouse.

* * *

IN WITNESS WHEREOF, this Amendment and Restatement is hereby executed by a duly authorized officer on this 22 day of February, 2005.

NORTHROP GRUMMAN CORPORATION

By:	/s/ J. Michael Hateley
J. Michael Hateley
Corporate Vice President and Chief Human Resources and Administrative Officer

APPENDIX A

Executive Buyback

Section A.01. Introduction. The Executive Buy Back process permits newly eligible Executives to “buy back” past years of Executive Benefit Service under the Plan for periods of time during which they did not make the Maximum Contribution.

Section A.02. Buy Back Offer. If an Employee did not make the Maximum Contribution during each of the years of his or her Vesting Service prior to the time he or she first became an Executive, the Employee will be permitted to pay make-up payments of Maximum Contributions in order to “buy back” his or her non-contributory years of service.

(a) The make-up payments required are the Maximum Contributions that would have been payable during the 10 years prior to the date he or she first became an Executive (or such lesser period from the date the Employee was employed by a Participating Company or a Designated Entity) plus compounded interest on those amounts.

(b) This Plan is intended as essentially a continuation of the Westinghouse Plan (see Appendix C). Accordingly, this Section is to be interpreted as requiring an Executive to make up Maximum Contributions not only for his or her periods of participation under this Plan but also Maximum Contributions that would have been due under the Westinghouse Plan. The terms of (a) will be interpreted to include the corresponding terms under the Westinghouse Plan and the 10-year period will include periods before the Westinghouse Acquisition.

Section A.03. One-Time Opportunity. Upon qualifying as an Executive, an Executive will be offered an Executive Buy Back opportunity at the time he or she first becomes an Executive (or when this Appendix first becomes effective, if later). The actual terms of the Executive Buy Back will be determined from time to time by the Committee. This election will be offered one time to the Executive and his or her decision whether or not to “buy back” will be irrevocable.

Section A.04. Payment. Executive Buy Back payments are pre-tax and are made from compensation by deferral elections entered into prior to the year in which the compensation is determined and paid. Executive Buy Back payments will not be deposited into the ES Pension Plan trust and will not increase the Executive’s Qualified Plan Benefit.

Section A.05. Refund of Buy Back Payment. If, at some point, an Employee is no longer an Executive or otherwise becomes ineligible to receive an Executive Pension Supplement, any Executive Buy Back payments the Employee has made (including any interest the Employee paid) plus any other amount as defined in Section 2.16(b)(2) in the definition of Maximum Contribution paid by the Employee to the Company will be refunded, with interest at such time as the Employee meets one of the following criteria:

(a) Termination or retirement from a Participating Company or a Designated Entity; or

(b) Death;

provided, however, no refund will be made if the Employee is an eligible Executive, whether or not the amount of his or her Executive Pension Supplement exceeds zero. All interest rates will be determined at the discretion of the Committee.

Section A.06. Effective Date. The provisions of this Appendix permitting Buy Backs will become effective on a date specified by resolution of the Committee specifically citing this Section.

APPENDIX B

Rehired Executives

Section B.01. Retired Executives Rehired as Executives. If an Executive who retired from a Participating Company or a Designated Entity and who received or is receiving an Executive Pension Supplement as a lump sum or on a monthly basis is rehired in an Executive position by a Participating Company, Designated Entity, or any other Affiliated Company, the following provisions apply:

(a) Monthly Payments: For an Executive with a monthly Executive Pension Supplement:

(1) The Plan will suspend all Executive Pension Supplement payments;

(2) If, but only if, the Executive is Retirement Eligible at the time of subsequent actual retirement:

(A) Previous years of Vesting Service and Executive Benefit Service accrued prior to the Executive’s retirement will be restored; and

(B) The Executive’s Executive Pension Supplement will be recalculated in accordance with the Plan at his or her subsequent actual retirement date as long as the Executive then meets all Plan benefit qualification requirements;

(3) The Executive, having previously met the requirement of five years of continuous service as an Executive prior to his or her first retirement, need not again meet that requirement;

(4) The Executive’s Average Annual Compensation will be computed without regard to the break in service, using zero for any periods during which the Executive was a retiree;

(5) If the Executive elected to take a lump sum Qualified Plan Benefit with respect to his or her initial retirement, then in any subsequent calculation of the Executive’s Executive Pension Supplement, the Executive’s Executive Pension Base will be reduced by both the Executive’s Qualified Plan Benefit received at the time of the initial retirement and the Executive’s Qualified Plan Benefit accrued from the date of rehire through the date of his or her subsequent retirement.

(b) Lump Sums: For an Executive who received a lump sum Executive Pension Supplement and who is Retirement Eligible at the time of subsequent actual retirement:

(1) Previous years of Vesting Service will be restored but not previous years of Executive Benefit Service;

(2) The Plan will calculate the Executive’s additional Executive Pension Supplement at his or her subsequent actual retirement date on the basis of years of service after the rehire in accordance with the Plan as the Executive then meets all Plan benefit qualification requirements;

(3) The Executive, having previously met the requirement of five years of continuous service as an Executive prior to his or her first retirement, need not again meet that requirement;

(4) The Executive’s Average Annual Compensation will be computed without regard to the break in service, using zero for any periods during which the Executive was a retiree;

(5) If the Executive elected a monthly Qualified Plan Benefit with respect to his or her initial retirement, then the Executive’s Qualified Plan Benefit accrued from the date of rehire through the subsequent date of actual retirement will be subtracted from the Executive’s Executive Pension Base in calculating the Executive’s additional Executive Pension Supplement at his or her subsequent retirement.

Section B.02. Former Executives with Vested Pensions Rehired as Executives. If the employment of an Executive of a Participating Company or a Designated Entity who was eligible only for a vested pension under the relevant qualified defined benefit or Defined Contribution Plan, if any, was terminated and the Executive is rehired by a Participating Company, Designated Entity, or any other Affiliated Company, the following provisions apply:

(a) Previous years of Vesting Service and Executive Benefit Service accrued prior to the Executive’s termination of employment will be restored;

(b) The Executive must meet the requirement of five years of continuous service as an Executive prior to a subsequent actual retirement, counting only years of service after the rehire;

(c) Only base salary and incentive awards earned after the rehire will be used in computing Average Annual Compensation;

(d) If the Executive elected to take his or her vested pension as a lump sum, in any calculation of an Executive Pension Supplement at actual retirement, the Executive’s Executive Pension Base will be reduced by both the Executive’s Qualified Plan Benefit at the time of the initial termination of employment and the Executive’s Qualified Plan Benefit accrued from the date of rehire through the date of actual retirement.

Section B.03. Retired Executives Rehired in Non-Executive Positions. If an Executive who retired from a Participating Company or a Designated Entity and who received or is receiving an Executive Pension Supplement as a lump sum or on a monthly basis is rehired by a Participating Company, Designated Entity, or any other Affiliated Company in a non-Executive position, the following provisions apply:

(a) For a former Executive who was receiving a monthly Executive Pension Supplement:

(1) The Plan will suspend all Executive Pension Supplement payments;

(2) If, but only if, the former Executive is still Retirement Eligible at the time of subsequent actual retirement, the Plan will recommence Executive Pension Supplement payments at the time of the Executive’s subsequent actual retirement without recalculation of amount;

(3) At subsequent actual retirement, the former Executive may receive any form of payment of his or her Executive Pension Supplement then permitted under the Plan, as selected by the Committee.

(b) For a former Executive who received his or her Executive Pension Supplement as a lump sum, no further benefits will be paid by the Plan.

Section B.04. Events That Span Westinghouse Acquisition. This Plan is intended as essentially a continuation of the Westinghouse Plan (see Appendix C) and this Appendix is to be interpreted accordingly.

(a) Reductions for payments of Qualified Plan Benefits will be interpreted to include reductions for payments of similar benefits under Westinghouse plans.

(b) Determination of the form of Qualified Plan Benefits will take into account the form of payments under Westinghouse plans.

(c) The terms of this Appendix will be interpreted, where appropriate, to include the corresponding terms under the Westinghouse Plan and to take into account events both before and after the Westinghouse Acquisition.

Section B.05. Breaks Spanning March 1, 1996. There may be Executives who participated in the Westinghouse Plan but because of a break in their service did not become employees of the Affiliated Companies on March 1, 1996 as a result of the Westinghouse Acquisition.

(a) Those Executives might be hired later by the Electronic Sensors & Systems Division.

(b) They will in no case be entitled to service or compensation credits or benefits under this Plan with respect to any service or compensation prior to their first hire by the Electronic Sensors & Systems Division after March 1, 1996. The Executives will not be considered to have previously met the requirement of five years of continuous service as an Executive.

APPENDIX C

Coordination With Westinghouse Plan

Section C.01. In General. As part of the Westinghouse Acquisition, this Plan was established by Northrop Grumman Corporation.

(a) This Plan is intended to be a continuation of the Westinghouse Plan with only minor changes.

(b) This Plan assumes remaining liabilities of the Westinghouse Plan with regard to those participants of the Westinghouse Plan who became Employees of the Northrop Grumman controlled group on March 1, 1996 as a result of the Westinghouse Acquisition. Accordingly, benefits earned by Participants of this Plan under the Westinghouse Plan before March 1, 1996 are payable under this Appendix.

(c) Employees first hired after the Westinghouse Acquisition will therefore not be affected by this Appendix and will have their pension benefits governed entirely by the other Articles and Appendices of this Plan.

Section C.02. Pre-Acquisition Benefits.

(a) Except as provided in Sections C.03 and C.04, benefits earned under the Westinghouse Executive Pension Plan are in addition to the benefits which may be earned under Articles 4 and 5.

(b) The Westinghouse Plan benefits will be calculated taking into account all pertinent facts for determining benefits under the Westinghouse Plan’s provisions (including benefits and contributions under Westinghouse plans) as they have existed from time to time.

Section C.03. Coordination of Pre and Post-Acquisition Benefits. The Plan will be interpreted in light of events before and after the Westinghouse Acquisition to coordinate the calculation of benefits (including service and compensation components, benefits and contributions under Westinghouse plans and rehire provisions) under this Appendix and benefits based on Articles 4 and 5 so that the Plan will function as if it were essentially a continuation of the Westinghouse Plan.

Section C.04. No Duplication of Benefits. Because this Plan is intended as a continuation of the Westinghouse Plan, this Plan will not pay any benefits already paid or payable by the Westinghouse Plan itself.